EXHIBIT 99.1

Aspen Aerogels, Inc. Reports Second Quarter 2026 Financial Results and Recent Business Highlights

Q2 2026 Thermal Barrier revenue of $29.5 million, up 81% quarter-over-quarter
Q3 2026 expected revenue range of $65 to $80 million and adjusted EBITDA range of $7 to $15 million
European Thermal Barrier 2026 revenue outlook raised to $20 to $30 million
PyroThin® award from Jaguar Land Rover for two next-generation vehicle architectures

NORTHBOROUGH, Mass., Aug. 06, 2026 (GLOBE NEWSWIRE) -- Aspen Aerogels, Inc. (NYSE: ASPN) (“Aspen” or the “Company”), a technology leader in sustainability and electrification solutions, today announced financial results for the second quarter of 2026, and discussed recent business developments.

Second Quarter 2026 Results
Total revenue for the second quarter of 2026 was $49.8 million, compared to $78.0 million in the prior year period. Thermal Barrier segment revenue was $29.5 million, compared to $55.2 million in the prior year period, reflecting the impact of changes to North American EV regulatory frameworks and incentive programs. Energy Industrial segment revenue was $20.4 million, compared to $22.8 million in the prior year period.

Net loss was $23.3 million, compared to net loss of $9.1 million in the prior year period. Second quarter 2026 results included an $8.9 million loss on property damage related to the April 2026 East Providence incident, offset by a corresponding receivable for an estimated $8.9 million insurance recovery recognized in other income. The Company expects to collect this receivable in the third quarter of 2026. Results also included $5.3 million of other incident-related costs, such as expedited freight and professional fees, for which the Company plans to submit claims under its business interruption insurance. Second quarter 2025 results included a $1.0 million impairment charge related to the demobilization of the Company's previously planned manufacturing facility in Statesboro, Georgia, and $4.9 million in restructuring and demobilization costs. Excluding these items, adjusted net loss for the second quarter of 2026 was $17.9 million, compared to adjusted net loss of $3.2 million in the prior year period.

Net loss per share was $0.28, compared to net loss per share of $0.11 in the prior year period. Excluding the items described above, adjusted net loss per share was $0.22, compared to adjusted net loss per share of $0.04 in the prior year period.

Adjusted EBITDA was $(6.6) million, compared to $9.7 million in the prior year period. Adjusted EBITDA for the second quarter of 2026 excludes the $5.3 million of incident-related costs described above, which the Company does not consider indicative of its core operating performance. The $8.9 million loss on property damage was offset by a corresponding receivable for an estimated insurance recovery and had no net impact on Adjusted EBITDA.

A reconciliation of non-GAAP financial results to GAAP financial results is provided in the financial schedules that are part of this press release. An explanation of these non-GAAP financial measures is also included below under the heading “Non-GAAP Financial Measures.”

Recent Business Highlights & Financial Performance

  Initiated a staged restart of our manufacturing facility in East Providence, Rhode Island; maintained customer supply throughout the quarter through a combination of existing inventory, production from the external manufacturing facility, and limited production from the East Providence manufacturing facility
  Delivered total revenue of $49.8 million, a 32% increase quarter-over-quarter (QoQ)
  Increased Thermal Barrier revenue 81% QoQ to $29.5 million, reflecting stabilizing North American program volumes and continued European OEM revenue momentum
  Secured a PyroThin® award across two of Jaguar Land Rover's (JLR) next-generation vehicle architectures, supporting multiple JLR brands, with start of production expected in 2027
  Ended the quarter with cash, cash equivalents, and restricted cash of $153.4 million
  Continues to pursue the sale of the Statesboro, Georgia manufacturing assets. The previously disclosed non-binding letter of intent with respect to a potential sale expired without a definitive agreement, and the Company is actively marketing the assets to prospective buyers

“The second quarter demonstrated the resilience of our team and the durability of our business. As we managed through the East Providence incident, we kept our customers supplied, advanced the facility’s staged restart, and strengthened the long-term flexibility of our operations. We enter the third quarter with solid momentum, supported by accelerating Energy Industrial project activity, stabilizing North American Thermal Barrier demand, and the continued ramp in European Thermal Barrier revenue. We believe these drivers position Aspen for sustained, profitable growth in 2027 and beyond,” said Don Young, President and CEO.

Financial Outlook
Aspen issues its financial outlook as follows:

  Q3 2026 Revenue is expected to range between $65 million and $80 million
  Q3 2026 Net loss is expected to range between $6 million and $9 million
  Q3 2026 Net loss per share is expected to range between $0.07 and $0.11
  Q3 2026 Adjusted EBITDA is expected to range between $7 million and $15 million, which excludes an estimated $5 million to $10 million of costs related to the East Providence incident, including expedited freight, professional fees, and the incremental cost of temporarily sourcing certain Energy Industrial products from the Company's external manufacturing facility until the East Providence facility returns to full production capacity; the Company expects to submit claims related to these costs under its insurance policies
  FY 2026 Capital Expenditures, excluding costs related to the restoration of the East Providence facility, are expected to be less than $10 million

Grant Thoele, Chief Financial Officer and Treasurer, noted, “Our third-quarter outlook of $65 million to $80 million in revenue and $7 million to $15 million in Adjusted EBITDA represents a meaningful improvement in financial performance. Despite elevated costs related to the East Providence incident in the second quarter, we maintained solid liquidity and plan to submit insurance claims for these costs. We remain focused on disciplined cost management and rebuilding our earnings power.”

The Company's Q3 2026 outlook assumes depreciation and amortization of $5.0 million, stock-based compensation expense of $3.0 million, net interest expense of $3.0 million, and diluted weighted average shares outstanding of 83.0 million for the quarter. The Adjusted EBITDA range excludes an estimated $5 million to $10 million of costs related to the East Providence incident and described above. The net loss and Adjusted EBITDA ranges do not assume any business interruption insurance recoveries related to the East Providence incident.

A reconciliation of net loss to non-GAAP Adjusted EBITDA for the Q3 2026 financial outlook is provided in the financial schedules that are part of this press release. An explanation of this non-GAAP financial measure is also included below under the heading “Non-GAAP Financial Measures.”

Aspen may incur, among other items, additional charges, realize gains or losses, incur financing costs or interest expense, or experience other events in 2026, including those related to the recovery from the East Providence incident, the staged restart of the East Providence manufacturing facility, operational disruptions, supply chain disruptions, or further cost inflation, that could cause actual results to vary materially from this outlook. See Special Note Regarding Forward-Looking and Cautionary Statements below.

Conference Call and Webcast Notification
A conference call with Aspen management to discuss second quarter 2026 results and recent business developments will be held Thursday, August 6, 2026, at 8:30 a.m. ET. During the call, management will respond to questions concerning, but not limited to, Aspen’s financial performance, business conditions, and financial outlook. Management’s discussion and responses could contain information that has not been previously disclosed.

Shareholders and other interested parties may call +1 (833) 461-5787 (domestic) or +1 (626) 884-3620 (international) and reference Meeting ID “735343488” to participate in the conference call. In addition, the conference call and an accompanying slide presentation will be available live as a listen-only webcast hosted at the Investors section of Aspen’s website, www.aerogel.com.

Following the live event, an archived version of the webcast will be available on Aspen’s website for convenient on-demand replay for approximately one year. A copy of this press release is posted in the Investors section on Aspen’s website.

Non-GAAP Financial Measures
In addition to providing financial measurements based on generally accepted accounting principles in the United States of America ("GAAP"), Aspen provides additional financial metrics that are not prepared in accordance with GAAP ("non-GAAP"). The non-GAAP financial measures included in this press release are Adjusted EBITDA, adjusted net loss and adjusted net loss per share. Management uses these non-GAAP financial measures, in addition to GAAP financial measures, as a measure of operating performance because the non-GAAP financial measures do not include the impact of items that management does not consider indicative of Aspen's core operating performance. These excluded items include costs related to the East Providence incident, including expedited freight, professional fees, and the incremental cost of temporarily sourcing certain Energy Industrial products from the Company's external manufacturing facility until the East Providence facility returns to full production capacity. In addition, management uses Adjusted EBITDA (i) for planning purposes, including the preparation of Aspen's annual operating budget, (ii) to allocate resources to enhance the financial performance of its business, and (iii) as a performance measure under its bonus plan.

Management believes that these non-GAAP financial measures reflect Aspen's ongoing business in a manner that allows for meaningful comparisons and analysis of trends in its business, as it excludes expenses and gains not reflective of Aspen's ongoing operating results or that may be infrequent and/or unusual in nature. Management also believes that these non-GAAP financial measures provide useful information to investors in understanding and evaluating Aspen's operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. These non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

The non-GAAP financial measures do not replace the presentation of Aspen's GAAP financial results and should only be used as a supplement to, not as a substitute for, Aspen's financial results presented in accordance with GAAP. In this press release, Aspen has provided a reconciliation of Adjusted EBITDA to net income (loss), adjusted net loss to net loss and adjusted net loss per share to net loss per share, in each case to the most directly comparable GAAP financial measure. Management strongly encourages investors to review Aspen's financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

About Aspen Aerogels, Inc.
Aspen is a technology leader in sustainability and electrification solutions. The Company’s aerogel technology enables its customers and partners to achieve their own objectives around the global megatrends of resource efficiency, e-mobility and clean energy. Aspen’s PyroThin® products enable solutions to thermal runaway challenges within the electric vehicle (“EV”) market. The Company’s Cryogel® and Pyrogel® products are valued by the world’s largest energy infrastructure companies. Aspen’s strategy is to partner with world-class industry leaders to leverage its Aerogel Technology Platform® into additional high-value markets. Aspen is headquartered in Northborough, Mass. For more information, please visit www.aerogel.com.

Special Note Regarding Forward-Looking and Cautionary Statements
This press release and any related discussion contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements, including statements relating to Aspen’s financial outlook for the third quarter of 2026. These statements are not historical facts but rather are based on Aspen’s current expectations, estimates and projections regarding Aspen's business, operations and other factors relating thereto, including with respect to Aspen’s financial outlook for the third quarter of 2026. Words such as "may," "will," "could," "would," "should," "anticipate," "predict," "potential," "continue," "expects," "intends," "plans," "projects," "believes," "estimates," "outlook," “assumes,” “targets,” “opportunity,” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements include statements regarding, among other things, Aspen’s beliefs and expectations about capacity, revenue, revenue capacity, backlog, costs, expenses, profitability, cash flow, gross profit, gross margin, operating margin, net income (loss), Adjusted EBITDA, adjusted net loss, adjusted net loss per share and related increases, decreases, trends or timing, including with respect to Aspen’s beliefs and expectations about the energy industrial and EV markets; Aspen’s expectations with respect to the financial and operational impacts from the East Providence incident, the recovery from the East Providence incident, and the staged restart of the East Providence manufacturing facility; Aspen’s target revenue capacity and gross margins; Aspen’s efforts to use its external manufacturing facility to meet customer demand; current or future trends in the energy, energy infrastructure, chemical and refinery, LNG, sustainable building materials, EV thermal barrier, EV battery materials or other markets and the impact of these trends on Aspen’s business; the strength, effectiveness, productivity, costs, profitability or other fundamentals of Aspen’s business; beliefs about the role of Aspen’s technology and opportunities in the energy industrial and EV markets; beliefs about Aspen’s ability to provide and deliver products and services to energy industrial and EV customers; beliefs about content per vehicle, revenue, costs, expenses, profitability, investments or cash flow associated with Aspen’s energy industrial and EV opportunities; and the performance and market acceptance of Aspen’s products. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the following: Aspen’s ability to continue the staged restart of the East Providence manufacturing facility; the Company’s ability to manufacture the full array of its products at the facility and to meet expected customer demand; the Company’s ability to mitigate the potential impacts from the operational disruption on the Company’s business, operations and financial performance; Aspen’s ability to execute its growth plan; the right of EV thermal barrier customers to cancel contracts with Aspen at any time and without penalty; any costs, expenses, or investments incurred by Aspen in excess of projections used to develop pricing under the contracts with EV thermal barrier customers; Aspen’s ability to create customer or market opportunities for its products; any disruption or inability to achieve expected capacity levels in any of its manufacturing or assembly facilities, including at its external manufacturing facility; any failure to enforce any of Aspen’s patents; the general economic conditions and cyclical demands in the markets that Aspen serves; and the other risk factors discussed under the heading “Risk Factors” in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission (“SEC”) on March 13, 2026, as well as any updates to those risk factors filed from time to time in Aspen’s subsequent periodic and current reports filed with the SEC. All statements contained in this press release are made only as of the date of this press release. Aspen does not intend to update this information unless required by law.

Investor Relations Contacts
Neal Baranosky
Phone: (508) 691-1111 x 8
nbaranosky@aerogel.com

Georg Venturatos / Patrick Hall
Gateway Group
Phone: (949) 574-3860
ASPN@gateway-grp.com

ASPEN AEROGELS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	June 30,	December 31,
	2026	2025
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$151,708	$156,857
Restricted cash	1,713	1,713
Accounts receivable, net	40,278	35,270
Inventories	27,948	38,249
Prepaid expenses and other current assets	26,847	9,964
Total current assets	248,494	242,053
Property, plant and equipment, net	83,607	98,400
Assets held for sale	32,174	32,712
Operating lease right-of-use assets	16,266	18,014
Finance lease right-of-use assets	5,546	6,131
Other long-term assets	6,848	9,369
Total assets	$392,935	$406,679
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,958	$13,243
Accrued expenses	19,129	12,952
Deferred revenue	25,534	1,259
Finance obligation for sale and leaseback transactions	4,875	4,443
Operating lease liabilities	2,947	3,245
Finance lease liabilities	1,860	1,768
Long term debt - current portion	23,346	25,115
Total current liabilities	98,649	62,025
Revolving line of credit	10,880	14,346
Long term debt	56,975	65,455
Deferred revenue long-term	9,738	—
Finance obligation for sale and leaseback transactions long-term	2,391	4,953
Operating lease liabilities long-term	19,548	21,138
Finance lease liabilities long-term	2,291	3,244
Total liabilities	200,472	171,161
Stockholders’ equity:
Total stockholders’ equity	192,463	235,518
Total liabilities and stockholders’ equity	$392,935	$406,679

ASPEN AEROGELS, INC.
Consolidated Statements of Operations
(Unaudited and in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(In thousands, except share and per share data)
Revenue	$49,849	$78,024	$87,733	$156,747
Cost of revenue	46,585	52,708	80,193	108,619
Gross profit	3,264	25,316	7,540	48,128
Operating expenses:
Research and development	3,195	3,794	5,919	8,127
Sales and marketing	6,959	6,948	13,627	15,332
General and administrative	12,984	13,836	28,275	26,870
Restructuring and demobilization costs	—	4,938	427	14,728
Impairment of property, plant and equipment	—	955	—	287,567
Loss on property damage	8,910	—	8,910	—
Total operating expenses	32,048	30,471	57,158	352,624
Loss from operations	(28,784)	(5,155)	(49,618)	(304,496)
Other income (expense)
Interest expense, net	(2,776)	(3,080)	(5,927)	(5,042)
Other income	8,915	—	8,956	1,130
Total other income (expense)	6,139	(3,080)	3,029	(3,912)
Loss before income taxes	(22,645)	(8,235)	(46,589)	(308,408)
Income tax expense	(619)	(821)	(366)	(1,897)
Net loss	$(23,264)	$(9,056)	$(46,955)	$(310,305)
Net loss per share:
Basic and diluted	$(0.28)	$(0.11)	$(0.57)	$(3.78)
Weighted-average common shares outstanding:
Basic and diluted	82,892,195	82,179,136	82,817,905	82,122,719

Analysis of Cash Flow

The following table summarizes our cash flows for the periods indicated.

	Six Months Ended
	June 30,
	2026	2025
	(In thousands)
Net cash provided by (used in):
Operating activities	$17,945	$1,702
Investing activities	(3,169)	(25,883)
Financing activities	(19,925)	(29,063)
Net increase (decrease) in cash	(5,149)	(53,244)
Cash, cash equivalents and restricted cash at beginning of period	158,570	221,276
Cash, cash equivalents and restricted cash at end of period	$153,421	$168,032

	Three Months Ended
	March 31, 2026	June 30, 2026
	(In thousands)
Net cash provided by (used in):
Operating activities	$34,145	$(16,200)
Investing activities	(1,367)	(1,802)
Financing activities	(15,765)	(4,160)
Net increase (decrease) in cash	17,013	(22,162)
Cash, cash equivalents and restricted cash at beginning of period	158,570	175,583
Cash, cash equivalents and restricted cash at end of period	$175,583	$153,421

Reconciliation of Non-GAAP Financial Measures

The following table presents a reconciliation of the non-GAAP financial measure included in this press release to the most directly comparable GAAP measure:

Reconciliation of Adjusted EBITDA to Net loss

We define Adjusted EBITDA as net income (loss) before interest expense, taxes, depreciation, amortization, stock-based compensation expense and other items, which occur from time to time and which we do not believe are indicative of our core operating performance.

For the three and six months ended June 30, 2026 and 2025:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(In thousands)
Net loss	$(23,264)	$(9,056)	$(46,955)	$(310,305)
Depreciation and amortization	4,292	5,796	9,673	11,589
Stock-based compensation	3,689	3,211	6,003	5,284
Other (income) expense, net	2,771	3,080	5,881	3,912
Income tax expense	619	821	366	1,897
Restructuring and demobilization costs	—	4,938	427	14,728
Impairment of property, plant and equipment	—	955	—	287,567
Insurance recovery receivable	(8,910)	—	(8,910)	—
Loss on property damage	8,910	—	8,910	—
April 2026 incident-related costs	5,318	—	5,318	—
Adjusted EBITDA	$(6,575)	$9,745	$(19,287)	$14,672

Other Information

The following table reconcile net loss and net loss per share to adjusted net loss and adjusted net loss per share for the three and six months ended June 30, 2026 and 2025:

	Three Months Ended
	June 30, 2026		June 30, 2025
	Amount	Per Share	Amount	Per Share
	(In thousands)		(In thousands)
Net loss	$(23,264)	$(0.28)	$(9,056)	$(0.11)
Restructuring and demobilization costs	—	—	4,938	0.06
Impairment of property, plant and equipment	—	—	955	0.01
Insurance recovery receivable	(8,910)	(0.11)	—	—
Loss on property damage	8,910	0.11	—	—
April 2026 incident-related costs	5,318	0.06	—	—
Adjusted net loss	$(17,946)	$(0.22)	$(3,163)	$(0.04)

	Six Months Ended
	June 30, 2026		June 30, 2025
	Amount	Per Share	Amount	Per Share
	(In thousands)		(In thousands)
Net loss	$(46,955)	$(0.57)	$(310,305)	$(3.78)
Restructuring and demobilization costs	427	0.01	14,728	0.18
Impairment of property, plant and equipment	—	—	287,567	3.50
Insurance recovery receivable	(8,910)	(0.11)	—	—
Loss on property damage	8,910	0.11	—	—
April 2026 incident-related costs	5,318	0.06	—	—
Adjusted net loss	$(41,210)	$(0.50)	$(8,010)	$(0.10)

For the 2026 third quarter financial outlook:

	Current Outlook
	Three Months Ending
	September 30, 2026
	Low	High
	(In thousands)
Net loss	$(9,000)	$(6,000)
Depreciation and amortization	5,000	5,000
Stock-based compensation	3,000	3,000
Other expense, net	3,000	3,000
April 2026 incident-related costs	5,000	10,000
Adjusted EBITDA	$7,000	$15,000